UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 5, 2010

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On February 5, 2010,  David A. Field resigned as a member of our Board of Directors.   Mr. Field had served as one of the four directors elected by the holders of our Series B Convertible Preferred Stock.

Also on February 5, 2010, the holders of our Series B Convertible Preferred Stock elected J. Winder Hughes III as a director, to fill the vacancy created by Mr. Field’s resignation and to serve until our 2010 Annual Meeting of Shareholders.  Mr. Hughes will serve on the Audit Committee and the Compensation and Benefits Committee of our Board of Directors.

Mr. Hughes had previously served on our Board of Directors as one of the three directors elected by the holders of our Common Stock and our Series A Convertible Preferred Stock, but he resigned on January 27, 2010 in order to create a vacancy to permit the election to our Board of Directors of Cary G. Bullock, our newly-appointed President and Chief Executive Officer.

Since 1995, Mr. Hughes has served as the managing partner of Hughes Capital Investors, LLC, which manages private assets and raises money for small public companies.  In 2000, he formed Focus Fund, LP (with Hughes Capital as the fund manager), which is a highly-concentrated equity partnership that focuses on publicly-traded emerging growth companies.  From 1983 to 1995, Mr. Hughes was an investment executive, first with Kidder Peabody & Co. and subsequently with Prudential Securities.  Mr. Hughes is 51 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2010

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Teodor Klowan, Jr.
Name:	Teodor Klowan, Jr.
Title:	Executive Vice President and Chief Financial Officer